EXHIBIT 5.1

MUNGER, TOLLES & OLSON LLP

350 SOUTH GRAND AVENUE

50TH FLOOR

LOS ANGELES, CALIFORNIA 90071

(213) 683-9100

May 12, 2023

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to KB Home, a Delaware corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”), filed on May 12, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the proposed public offering of up to 8,400,000 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), for issuance under the Amended and Restated KB Home 2014 Equity Incentive Plan (the “Plan”), and the proposed public offering of up to 1,000,000 Shares for issuance under the KB Home 401(k) Savings Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any other matter, other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; and (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity. With your consent, we have relied upon certificates and other assurances of officers of the Corporation and others as to factual matters without independently verifying such factual matters.

Subject to the foregoing and in reliance thereon, and subject to the assumptions, qualifications and other limitations contained herein, it is our opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and subject to the Corporation complying with all other terms of the Plan, the Shares will have been duly authorized by all necessary corporate action of the Corporation and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Corporation will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

The law covered by the opinions expressed above is limited to the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP